Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces Third Quarter Fiscal 2014 Operating Results

April 4, 2014	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced its operating results for the three and nine months ended February 28, 2014. For the three months ended February 28, 2014, total sales increased $269,734, or 9.6%, to $3,066,163 from $2,796,429 in the three months ended February 28, 2013. For the nine months ended February 28, 2014, total sales decreased $70,691, or 0.8%, to $9,108,662 from $9,179,353 in the nine months ended February 28, 2013. Net loss was $72,107, or $0.02 per fully diluted share, for the three months ended February 28, 2014 as compared to $191,104, or $0.06 per fully diluted share, for the three months ended February 28, 2013. Net loss was $381,867, or $0.13 per fully diluted share, for the nine months ended February 28, 2014 as compared to net loss of $175,560, or $0.06 per fully diluted share, for the nine months ended February 28, 2013.

Balancer segment sales increased $159,942, or 8.8%, to $1,969,861 for the three months ended February 28, 2014 compared to $1,809,919 for the three months ended February 28, 2013, primarily due to an increase in sales into Asia and Europe, offset by decreased sales in North America for the quarter.

Balancer segment sales decreased $97,004, or 1.6%, to $5,837,599 for the nine months ended February 28, 2014 compared to $5,934,603 for the nine months ended February 28, 2013. The decrease in worldwide balancer sales for the nine month period ended February 28, 2014 is due in part to lower volumes of shipments into North America, offset by increased sales in Asia and Europe.

Measurement segment sales increased $109,792, or 11.1%, to $1,096,302 for the three months ended February 28, 2014 compared to $986,510 for the three months ended February 28, 2013, driven primarily by an increase in sales of laser-based light-scatter surface measurement products, offset by decreased sales of our laser-based distance measurement and dimensional sizing products. Xact® revenues increased $21,744, or 12.4% to $197,804 during the quarter ended February 28, 2014 as compared to $176,060 for the same period in the prior year.

Measurement segment sales increased $26,313, or 0.8%, to $3,271,063 for the nine months ended February 28, 2014 compared to $3,244,750 for the nine months ended February 28, 2013. The increase in worldwide measurement system sales for the nine month period ended February 28, 2014 is primarily due to increases in sales of remote tank monitoring products and related services and laser-based light-scatter surface measurement products offset by lower volumes of shipments of laser-based distance measurement and dimensional sizing products. Xact® revenues increased $165,320, or 29.3% to $729,488 during the first three quarters of Fiscal 2014 as compared to $564,168 for the same period in the prior year.

Gross profit for the three months ended February 28, 2014 decreased to 47.5% as compared to 48.5% for the three months ended February 28, 2013. For the nine months ended February 28, 2014, gross profit decreased to 46.7% as compared to 52.0% for the nine months ended February 28, 2013. These overall decreases in gross profit are primarily due to shifts in the product sales mix involving our five product lines and the impact of increased costs associated with the products sold.

“Our results for the third quarter of Fiscal 2014 reflect the gradual improvement in sales we are seeing in comparison to the first half of our fiscal year. Our SBS sales into Asia and Europe show positive trends, and we are encouraged by the continued development of our Xact® product line, which posted increases in revenues for the third consecutive quarter. In addition, we are actively developing opportunities for our laser-based light-scatter surface measurement product line,” commented James A. Fitzhenry, President and CEO of Schmitt Industries. “We will continue to focus on growing our market share in Europe and Asia for our SBS product line, increasing sales of our TMS surface roughness measurement products for the wafer industry, and growing our Xact® remote tank monitoring business in Latin America and North America,” Fitzhenry concluded.

CORPORATE OFFICE: 2765 NW NICOLAI ST. — PORTLAND, OREGON 97210 — 503/227-7908 — FAX 503/223-1258

About Schmitt Industries

Schmitt Industries, Inc. (the Company) designs, manufactures and sells high precision test and measurement products for two main business segments: the Balancer Segment and the Measurement Segment. For the Balancer Segment, the Company designs, manufactures and sells computer-controlled vibration detection, balancing and process control systems for the worldwide machine tool industry, particularly for grinding machines. For the Measurement Segment, the Company designs, manufactures and sells laser and white light sensors for distance, dimensional and area measurement for a wide variety of commercial applications, laser-based microroughness measurement products for the semiconductor wafer and hard disk drive industries and for other industrial applications, laser-based surface analysis and measurement products for a variety of scientific applications, and ultrasonic measurement products that accurately measure the liquid levels of propane tanks and transmit that data via satellite to a secure web site for display. The Company also provides sales and service for Europe and parts of Asia through its wholly owned subsidiary, Schmitt Europe Limited (SEL), located in Coventry, England and through its sales representative office located in Shanghai, China.

FORWARD-LOOKING STATEMENTS

Certain statements in this release, including but not limited to remarks by James A. Fitzhenry, are “forward-looking statements.” These statements are based upon current expectations, estimates and projections about the Company’s business that are based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, general economic conditions and global financial concerns, the volatility of the Company’s primary markets, efforts to accelerate growth in sales of the Xact® tank monitoring systems and the ability to satisfy expected demand, the ability to develop new products to satisfy changes in consumer demands, the intensity of competition, the effect on production time and overall costs of products if any of our primary suppliers are lost or if a primary supplier increases the prices of raw materials or components, the ability to ramp up manufacturing to satisfy increasing demand, maintenance of a significant investment in inventories in anticipation of future sales, existing cash and credit facilities level which may not be sufficient to fund future growth, fluctuations in quarterly and annual operating results, attracting and retaining key management and qualified technical and sales personnel, changes in effective tax rates, the ability to reduce operating costs if sales decline, increased costs due to changes in securities laws and regulations, protection of intellectual property rights, and risks from international sales and currency fluctuations.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to Schmitt’s SEC filings, including, but not limited to, its Forms 10-K, 10-Q and 8-K.

The forward-looking statements in this release speak only as of the date on which they were made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes to this document made by wire services or internet service providers.

Ann M. Ferguson, CFO and Treasurer
For more information contact:	(503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. — PORTLAND, OREGON 97210 — 503/227-7908 — FAX 503/223-1258

SCHMITT INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	February 28, 2014	May 31, 2013
ASSETS
Current assets
Cash and cash equivalents	$1,885,856	$1,909,071
Accounts receivable, net of allowance of $32,009 and $30,576 at February 28, 2014 and May 31, 2013, respectively	2,155,006	1,980,685
Inventories	4,539,207	5,054,087
Prepaid expenses	141,186	219,492
Income taxes receivable	17,943	48,095

	8,739,198	9,211,430

Property and equipment
Land	299,000	299,000
Buildings and improvements	1,805,951	1,805,951
Furniture, fixtures and equipment	1,313,921	1,312,028
Vehicles	86,838	121,835

	3,505,710	3,538,814
Less accumulated depreciation and amortization	(2,328,075)	(2,203,924)

	1,177,635	1,334,890

Other assets
Intangible assets, net	977,302	1,078,278

TOTAL ASSETS	$10,894,135	$11,624,598

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$525,876	$918,094
Accrued commissions	242,648	273,307
Accrued payroll liabilities	108,515	131,772
Other accrued liabilities	279,318	286,307

Total current liabilities	1,156,357	1,609,480

Stockholders’ equity
Common stock, no par value, 20,000,000 shares authorized, 2,990,910 shares issued and outstanding at both February 28, 2014 and May 31, 2013	10,411,566	10,369,524
Accumulated other comprehensive loss	(269,439)	(331,924)
Accumulated deficit	(404,349)	(22,482)

Total stockholders’ equity	9,737,778	10,015,118

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$10,894,135	$11,624,598

SCHMITT INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED FEBRUARY 28, 2014 AND 2013

(UNAUDITED)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2014	2013	2014	2013
Net sales	$3,066,163	$2,796,429	$9,108,662	$9,179,353
Cost of sales	1,608,233	1,438,831	4,851,742	4,405,579

Gross profit	1,457,930	1,357,598	4,256,920	4,773,774

Operating expenses:
General, administration and sales	1,387,972	1,366,587	4,246,720	4,523,320
Research and development	151,613	164,693	390,473	411,367

Total operating expenses	1,539,585	1,531,280	4,637,193	4,934,687

Operating loss	(81,655)	(173,682)	(380,273)	(160,913)
Other income (expense)	11,497	(2,347)	5,404	6,080

Loss before income taxes	(70,158)	(176,029)	(374,869)	(154,833)
Provision for income taxes	1,949	15,075	6,998	20,727

Net loss	$(72,107)	$(191,104)	$(381,867)	$(175,560)

Net loss per common share:
Basic	$(0.02)	$(0.06)	$(0.13)	$(0.06)

Weighted average number of common shares, basic	2,990,910	2,990,910	2,990,910	2,990,910

Diluted	$(0.02)	$(0.06)	$(0.13)	$(0.06)

Weighted average number of common shares, diluted	2,990,910	2,990,910	2,990,910	2,990,910